Exhibit 99.1

Secured Digital Reports Record Second Quarter Revenue, up 48 Percent from Prior Year

    NEW YORK--(BUSINESS WIRE)--Aug. 18, 2005--Secured Digital Applications, Inc. (OTCBB:SDGL) today reported a 48 percent increase in revenue for the Second Quarter of 2005 over the comparable year-earlier period.
    In its quarterly report filed with the Securities and Exchange Commission, the company reported $7,534,169 in revenue for the period ended June 30, 2005, compared to $5,097,490 for same period in 2004. For the first six months of 2005, the company reported revenue of $14,054,523, compared to $9,460,464 for the first half of 2004, an increase of 49 percent.
    The revenue recorded in the second quarter was an 18 percent increase from the first quarter's revenue of $5,520,354, or a 16 percent increase. Gross profit for the quarter was $664,000 compared to $601,000 in the second quarter of 2004. For the first six months of 2005, gross profit was $1,254,655.
    "The company has continued to experience growth as a result of the development of existing businesses and through its program of strategic acquisitions," said Patrick Lim, Chairman and Chief Executive Officer. "We also took steps in recent months to reduce the costs of debt service and payments to preferred shareholders, retiring approximately $7 million of these obligations in August, reducing our debt and preferring shareholdings by approximately 95 percent."
    The Company reported income from continuing operations of $220,324 for the second quarter of 2005 and $386,738 for the first six months. Net income to shareholders, after payment of $175,000 in dividends to preferred shareholders, was $45,325.
    "The company has taken steps to reduce its obligations to debt holders and preferred shareholders as a way to improve net earnings to shareholders," said Lim, who recently converted his own preferred stock holdings into common stock. "We have also raised approximately $900,000 through the issuance of common stock in private placements. That money was used to retire the debt and preferred stock, but we retained about $500,000 for acquisitions and other working capital purposes."
    The company estimated that the early retirement of debt and preferred issues will eliminate approximately $750,000 in interest, principle repayments and preferred dividends over the next year.
    "The board of directors believes that the benefits of this strategy will be reflected in the company's results as we enter 2006," Lim said. "The expenditures that were made to affect this strategy should translate into stronger net earnings per share in the coming months as we pursue our twin objectives of continued growth and improved net profits."

    About Secured Digital Applications:

    Secured Digital Applications, Inc. and its subsidiaries are involved in the development of practical applications for digital technology in home and industry. The SDGL companies include businesses that focus on the integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems; and development of Web based interactive multimedia content; systems integration, servicing of computers, the sale of the EyStar SmartHome Management System, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

    Safe Harbor Statement:

    Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
             Jay McDaniel, 201-399-4346